TRITON MIAMI, INC.
BALANCE SHEET
(UNAUDITED)

September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$735,625
Account receivable	1,347,199
Inventory	988,882
Prepaid expenses and other assets	1,182
Current portion due from related party	28,963
Total current assets	3,101,851

Due from related party, net of current portion	225,763
Property and equipment, net	63,354
Other assets	7,112

Total assets	$3,398,080

Liabilities and Equity
Current liabilities:
Accounts payable	$504,741
Accrued expenses and other liabilities	185,672
Current portion of notes payable	75,541
Total current liabilities	765,954

Notes payable, net of current portion	485,604
Total liabilities	1,251,558

Stockholders’ equity:
Common stock, 500 shares authorized, 500 shares issued and outstanding, no par value	78,882
Retained earnings	2,067,640
Total stockholders’ equity	2,146,522
Total liabilities and stockholders’ equity	$3,398,080

TRITON MIAMI, INC.
STATEMENTS OF INCOME
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015

Net sales	$10,438,149	$8,388,868
Cost of sales	7,178,370	5,864,054
Gross profit	3,259,779	2,524,814
Selling, general and administrative expenses	1,629,592	1,394,191
Income from operations	1,630,187	1,130,623
Other income (expense):
Interest expense	(12,079)	(13,677)
Other income	15,147	29,080
Total other income	3,068	15,403
Net income	$1,633,255	$1,146,026

TRITON MIAMI, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
Cash Flow from Operating Activities
Net income	$1,633,255	$1,146,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,821	16,862
Realized investment income	(15,147)	(29,080)
Bad debt expense	14,579	14,807
Changes in assets and liabilities:
Accounts receivable	(373,373)	(162,415)
Inventory	324,031	(55,089)
Prepaid expenses and other assets	(2,100)	136,639
Accounts payable	(91,392)	419,595
Accrued expenses and other liabilities	9,973	(371,498)
Net cash provided by operating activities	1,512,647	1,115,847

Cash Flows from Investing Activities
Proceeds from investments	–	316,647
Purchases of property and equipment	(16,363)	(24,442)
Net cash provided by (used in) investing activities	(16,363)	292,205

Cash Flows from Financing Activities
Repayments on note payable	(61,064)	(62,455)
Distributions to stockholders	(1,529,383)	(1,118,404)
Net cash used in financing activities	(1,590,447)	(1,180,859)

Net increase (decrease) in cash and cash equivalents	(94,163)	227,193
Cash and cash equivalents, beginning of period	829,788	789,430

Cash and cash equivalents, end of period	$735,625	$1,016,623

TRITON MIAMI, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of Business

Triton Miami, Inc. (“the Company”) was incorporated under the laws of the state of Florida in 2004.  The Company's principal business is to serve as a reseller of new, refurbished and used telecommunications networking equipment to other distributors, retailers, and end users.  The Company specializes in the voice over IP and IP telephone industry, central office switching, and transmission equipment space.

Note 2 – Notes Payable

The Company had two outstanding loans of approximately $0.3 million each at September 30, 2016.  Subsequent to September 30, 2016, both of the loan balances were paid in full before the Company was acquired on October 14, 2016.